EXHIBIT 3.2

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

MOVADO GROUP, INC.

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Under Section 805 of the New York Business Corporation Law
___________________________________________________

IT IS HEREBY CERTIFIED THAT:

FIRST: The name of the corporation is Movado Group, Inc. (the “Corporation”). The original name under which the Corporation was formed was NORTH AMERICAN WATCH CORPORATION.

SECOND: The date of filing of the Certificate of Incorporation of the Corporation with the Department of State of New York is November 2, 1967. The date of filing of the Restated Certificate of Incorporation of the Corporation with the Department of State of New York is September 27, 1993.

THIRD: Article 4 of the Restated Certificate of Incorporation relating to the authorized capitalization of the Corporation is hereby amended to effect an increase in the aggregate number of shares the Corporation has the authority to issue from 20,000,000 to 100,000,000 shares of Common Stock and from 10,000,000 to 30,000,000 shares of Class A Common Stock, with the par value of all the shares remaining at $0.01 per share. Article 4 of the Restated Certificate of Incorporation is hereby amended to replace the current first paragraph of Article 4 and Paragraph 4.1 with the following:

“The total number of shares of all classes of stock that the Corporation shall have authority to issue is one-hundred-thirty-five million (135,000,000), of which one-hundred-thirty million (130,000,000) shall be shares of common stock, par value one cent ($0.01) per share, and five million (5,000,000) shall be shares of preferred stock, par value one cent ($0.01) per share.

4.1 COMMON SHARES. The common stock, par value one cent ($0.01) per share, shall be divided into Common Stock and Class A Common Stock. There shall be one-hundred million (100,000,000) shares of Common Stock and thirty million (30,000,000) shares of Class A Common Stock (sometimes collectively referred to herein as the “Common Shares”). All Common Shares will be identical and will entitle the holders thereof to the same rights and privileges, except as otherwise provided herein.”

FOURTH: The foregoing amendment of the Restated Certificate of Incorporation of the Corporation was authorized by the vote of the Board of Directors of the Corporation, followed by the affirmative vote of more than two-thirds of the voting power of the outstanding shares of the Corporation entitled to vote thereon at a June 17, 2004 meeting of shareholders.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be subscribed by its Secretary and affirmed by him as true under the penalties of perjury on the date set forth below.

Dated:      October 9    , 2018

/s/ Mitchell Sussis
Name: Mitchell Sussis
Title: Secretary